Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-3 No. 333-120775, Form S-4 No. 333-122855 and Form S-8 Nos. 333-120777, 333-120778, 333-112428, 333-51434 and 333-126567) of News Corporation of our reports dated August 31, 2005, with respect to the consolidated financial statements of News Corporation, News Corporation management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of News Corporation, included in this Annual Report (Form 10-K) for the year ended June 30, 2005.

/s/ Ernst & Young LLP

New York, New York

August 31, 2005